EXHIBIT 99.1

Rekor Systems, Inc. Reports Third Quarter 2021 Financial Results

Highlights:

●	Launched our Rekor OneTM operating system for intelligent infrastructure, which includes modules for traffic analytics, incident management, public safety, and law enforcement.

●	Evolved our revenue model to effectively execute on our land-and-expand strategy and introduced new key performance indicators to allow investors to assess our progress, which include:

o	Performance obligations increased 57% to $23.8 million, up from $15.2 million in the second quarter of 2021.

o	Total Contract Value for the nine months ended September 30, 2021, increased 108% to $7.7 million, up from $3.7 million for the comparable period in 2020.

o

Recurring revenue, which includes SaaS revenue, licensing and subscription revenue, eCommerce revenue and customer support revenue, increased 28% to $1.2 million as compared to $1.0 million in the third quarter of 2020.

●	Third quarter 2021 revenue increased 23% to $2.6 million as compared to $2.1 million in the third quarter of 2020.

●	Revenue for the first nine months of 2021 increased 74% to $11.1 million as compared to $6.4 million for the same period in the prior year.

●	Third quarter 2021 adjusted gross margin, which excludes the impact of depreciation and amortization expense, was 46%, down from 54% in the third quarter of 2020.

●	Closed the acquisition of Waycare Technologies, Ltd., expanding our global footprint, capabilities, and product offerings.

COLUMBIA, Md. – November 15, 2021 - Rekor Systems, Inc, (NASDAQ: REKR) ("Rekor" or the “Company”), a global AI technology company with a mission to build safer, smarter and more efficient cities around the world through intelligent infrastructure, announced today its unaudited financial results for the third quarter of 2021.

“In the third quarter of 2021, we generated revenue growth of 23% year-over-year,” said Eyal Hen, Chief Financial Officer, Rekor. “However, revenues declined 39% from the second quarter of 2021 as a result of our work to evolve our go-to-market strategy and focus our sales initiatives on increasing recurring revenues. We would expect revenues in the fourth quarter and first half of 2022 to remain below what we were able to generate in the first and second quarter of 2021 as we continue to execute on our land-and-expand strategy. This strategy emphasizes sensor-based subscriptions that produce lower initial revenues, as compared to the direct sales approach where we generate a one-time lift in revenues. However, it facilitates sales of our solutions through the Rekor OneTM platform by providing a platform to upsell and cross-sell.

“We expect the long-term benefits of our focus on recurring, subscription-based revenues to more than offset any short-term growing pains we may experience, thus significantly enhancing Rekor’s value proposition. There’s a meaningful advantage in retaining ownership of sensors we install and the data we aggregate, as this allows us to create customized solutions for a variety of customers and use cases in a given market without the need to install additional sensors. So, we’re confident that this strategy will provide us a solid foundation for future growth. By strategically using software subscriptions to expand our geographic footprint more quickly, which could pose headwinds to revenue growth over the next few quarters, we expect to be able to position the Company to achieve a meaningful pick up in revenue in the second half of 2022 and beyond.”

“The third quarter was a pivotal point in the company’s young history,” noted Robert A. Berman, President and CEO, Rekor. “We announced the acquisition and closing of Waycare Technologies, which has allowed us to speed up our evolution by years. We can now overlay the data generated by our own optical sensors with third-party provided data. This provides an unparalleled, holistic view of what’s happening on the roads and in the communities that we serve in real time and allows us to leverage that actionable intelligence using our proprietary AI and machine learning algorithms. This allows our industry leading solutions to provide a highly efficient incident management capability for our customers, as well as a range of other services.

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“We’re at a point in our evolution where we can focus intently on generating long-term shareholder value through sales as well as research and development. As outlined during our inaugural investor day in New York City, we’ve been evolving and sharpening our business model. Our land-and-expand strategy makes it advantageous for us to retain ownership of our optical sensors for two reasons: First, it permits us to enter a market at an attractive price point while allowing the customers to experience the capabilities of our products and our exceptional customer service immediately. This facilitates the expansion of our geographic footprint and allows us to grow faster. Second,” Mr. Berman added, “when we retain ownership of optical sensors, we can use them in full compliance with the most stringent security and privacy requirements, to provide additional solutions to other agencies and customers without needing to invest in additional sensors — one sensor, multiple missions.

“As with any company transitioning from a transactional to a recurring revenue model, we’ve seen a sequential dip in revenues in the quarter,” Mr. Berman continued. “Yet we’re highly confident that this is just temporary. We’re aggressively growing our sales force and customer base and will use a direct consultative sales approach to expand our footprint rapidly. Rekor OneTM is designed to be a modular platform. So, we can use it to build additional recurring revenues by simply authorizing it to deliver additional solutions.

“To that end, Mike Dunbar, our Chief Revenue Officer, has been restructuring our sales mechanics and overall approach to the market. Our restructured approach is designed to build a base for generating meaningfully higher revenue over time than we could have under the previous model -- because once we enter a market, we’re confident that we can successfully upsell additional modules. Enabling these other modules is as simple as turning them on via the Rekor OneTM operating platform. And once we’ve established a relationship with one agency in a market, we can cross-sell our products to other agencies. Our experience with existing clients supports this approach. We have very little attrition, and we’ve demonstrated the ability to continually innovate and lead the industry with cutting edge solutions. This is what gives us confidence in our ability to successfully upsell and cross-sell our offerings once we’ve gained entry to a market.

“Today, we also announced that the plaintiffs in Miller v. Rekor Systems, Inc., et al. (21-cv-1604) have dropped a shareholder lawsuit against Rekor alleging violations of federal securities laws. This was a decision made by the plaintiffs independently and without compensation. While we’re not surprised by the ultimate outcome, we’re pleased to see it achieved expeditiously. We’re looking forward to the journey ahead and having a positive impact on all stakeholders,” Mr. Berman concluded. “We are in an enviable position in that we can improve the health, safety, and well-being of communities and cities, while creating significant value for our shareholders.”

Third Quarter Financial Results

Revenues

Revenue for the three months ended September 30, 2021, increased $489,000 or 23% to $2,615,000, compared to $2,126,000 for the three months ended September 30, 2020. Revenue for the nine months ended September 30, 2021, increased $4,706,000 or 74% to $11,105,000, compared to $6,399,000 for the comparable period in 2020. The increase in revenue for the three and nine months ended September 30, 2021, compared to the three and nine months ended September 30, 2020, was a result of additional products and programs we offered, increases in our direct sales and Partner Program sales. The Rekor Partner Program is a network of qualified and trusted partners to deliver Rekor vehicle recognition solutions worldwide.

Recurring revenue for the three months ended September 30, 2021, which includes SaaS revenue, licensing and subscription revenue, eCommerce revenue and customer support revenue, increased $269,000 or 28% to $1,233,000, compared to $964,000 for the three months ended September 30, 2020.

Product and service revenue for the three months ended September 30, 2021, which includes the Company’s contactless compliance revenue, implementation revenue, perpetual license sales and hardware sales, increased $220,000 or 19% to $1,382,000, compared to $1,162,000 for the three months ended September 30, 2020. In 2021, we initiated services for the state of Oklahoma’s Uninsured Vehicle Enforcement Diversion (UVED) Program, which has generated revenue of $345,000 during the three months ended September 30, 2021.

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Adjusted Gross Profit and Adjusted Gross Margin

Adjusted gross profit for the three months ended September 30, 2021, increased to $1,213,000 with an adjusted gross margin of 46%, compared to $1,147,000 and an adjusted gross margin of 54% for the three months ended September 30, 2020. The increase in adjusted gross profit was attributable to the strong growth in recurring revenues. However, overall adjusted gross profit margin declined from the year-ago quarter. As a reminder, sale of products generating recurring revenues initially generate lower adjusted profit margin, as the Company needs to invest in building the necessary infrastructure and set up optical sensors. However, adjusted gross profit margin improves meaningfully over time as incremental revenue can be generated utilizing the same infrastructure and hardware.

For the nine months ended September 30, 2021, the Company generated adjusted gross profit of $6,400,000 with an adjusted gross margin of 58%. This compares to adjusted gross profit of $3,654,000 and an adjusted gross margin of 57% for the year-ago comparable period.

Loss from Operations

Operating loss for the three months ended September 30, 2021, increased to $9,655,000, compared to $3,367,000 for the three months ended September 30, 2020. For the nine months ended September 30, 2021, and 2020, the Company generated an operating loss of $19,648,000 and $8,749,000, respectively. The Company continued to increase headcount to support its growth initiatives and saw an increase in professional fees mainly associated with merger and acquisition initiatives.

The Company also increased its research and development expenses in the three months ended September 30, 2021, primarily due to the development of new products and additional software capabilities. The increase in research and development expenses is mainly attributable to an increase in headcount and hours associated with research and development activities. Furthermore, marketing expenses increased due to a ramp up in marketing efforts to promote the Company’s products and services including digital marketing and other sales efforts. In addition, there was an increase in the sales force to support execution of Rekor’s land-and-expand strategy. The Company expects to continue to add to headcount and expand the sales force.

Loss per Share

Loss per share for the three months ended September 30, 2021, declined to $(0.23), compared to $(0.26) for the three months ended September 30, 2020. For the nine months ended September 30, 2021, and 2020, loss per share was $(0.52) and $(0.53), respectively. Net loss per share declined as the increase in net loss from continuing operations was offset by a rise in weighted average shares outstanding following the closing of the Waycare acquisition in August 2021, and the capital raise in January 2021.

Total Value of Contracts Won

The total contract value of contracts won in the period provides visibility into the Company’s future operating results and cash flows from operations. There are certain assumptions embedded in the total contract value of an agreement, such as, success rate of renewal periods, cancellations, and usage estimates. During the nine months ended September 30, 2021, we won contracts valued at $7,663,000, compared to $3,682,000 for the value of contracts won during the nine months ended September 30, 2020. This growth represents $3,981,000 or 108% growth period over period.

Performance Obligations

On September 30, 2021, the Company had approximately $23,845,000 in remaining performance obligations not yet satisfied or partially satisfied. This is an increase of approximately 57% sequentially, up from $15,174,000 of remaining performance obligations as of June 30, 2021. The Company expects to recognize approximately 36% of this amount as revenue over the succeeding twelve months, and the remainder is expected to be recognized over the next two to four years.

EBITDA and Adjusted EBITDA

We calculate EBITDA as net loss before interest, taxes, depreciation, and amortization. We calculate Adjusted EBITDA as net loss before interest, taxes, depreciation, and amortization, adjusted for (i) impairment of intangible assets, (ii) loss on extinguishment of debt, (iii) stock-based compensation, (iv) losses or gains on sales of subsidiaries, (v) losses associated with equity method investments, (vi) merger and acquisition transaction costs, and (vii) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S. (“U.S. GAAP”) and should not be considered as an alternative to net earnings or cash flow from operating activities as indicators of our operating performance or as a measure of liquidity or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

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The following table sets forth the components of the EBITDA and Adjusted EBITDA for the periods included (dollars in thousands):

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
Total comprehensive loss from continuing operations	$(9,610)	$(6,667)	$(19,771)	$(10,860)
Income taxes	3	7	10	20
Interest	21	218	72	2,468
Depreciation and amortization	930	497	2,169	1,386
EBITDA	$(8,656)	$(5,945)	$(17,520)	$(6,986)

Loss on extinguishment of debt	$-	$3,081	$-	$3,281
Share-based compensation	694	202	2,600	539
Gain on sale of business	-	-	-	(3,631)
Loss due to change in value of equity investments	-	-	150	-
One-time consulting fees	1,249	-	2,025	-
Adjusted EBITDA	$(6,713)	$(2,662)	$(12,745)	$(6,797)

Rekor has scheduled a conference call to discuss the 2021 third quarter results on Monday, November 15, 2021, at 4:30 P.M. (Eastern).

All interested parties may listen to a live webcast of the call at:

Online: https://www.webcaster4.com/Webcast/Page/2523/43087

By phone: North America: 888-506-0062 (toll free) or International: +1-973-528-0011; passcode: 949579

An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations.

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, smarter, and more efficient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more please visit our website: https://rekor.ai.

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Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc., and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company's products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media Contact:

Robin Bectel

REQ For Rekor Systems, Inc.

rekor@req.co

Company Contact:

Rekor Systems, Inc.

Eyal Hen

Chief Financial Officer

Phone: +1 (443) 545-7260

ehen@rekor.ai

Investor Relations Contact:

Rekor Systems, Inc.

Bulent Ozcan

bozcan@rekor.ai

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REKOR SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$35,102	$20,595
Restricted cash and cash equivalents	1,063	412
Accounts receivable, net	2,434	1,038
Inventory	1,822	1,264
Note receivable, current portion	340	340
Other current assets, net	2,156	469
Current assets of discontinued operations	1	2
Total current assets	42,918	24,120
Long-term assets
Property and equipment, net	8,614	1,047
Right-of-use lease assets, net	6,256	426
Goodwill	49,860	6,336
Intangible assets, net	22,768	7,038
Investments in unconsolidated companies	-	75
Note receivable, long-term	1,105	1,360
SAFE investment	1,000	-
Other long-term assets	127	-
Total long-term assets	89,730	16,282
Total assets	$132,648	$40,402
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$6,492	$1,772
Notes payable, current portion	994	-
Loan payable, current portion	911	517
Lease liability, short-term	101	253
Contract liabilities	2,738	1,126
Other current liabilities	3,478	2,126
Current liabilities of discontinued operations	129	124
Total current liabilities	14,843	5,918
Long-term Liabilities
Notes payable, long-term	-	980
Loan payable, long-term	46	469
Lease liability, long-term	9,994	188
Contract liabilities, long-term	978	958
Deferred tax liability, long-term	34	24
Long term liabilities of discontinued operations	-	5
Total long-term liabilities	11,052	2,624
Total liabilities	25,895	8,542
Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value; authorized: 505,000 shares authorized at September 30, 2021 and December 31, 2020; issued and outstanding; 0 and 502,327 shares issued and outstanding at September 30, 2021 and December 31, 2020	-	6,669
Commitments and contingencies
Stockholders' equity
Common stock, $0.0001 par value; authorized; 100,000,000 shares; issued: 43,948,281, shares at September 30, 2021 and 33,013,271 at December 31, 2020; outstanding: 43,967,642 shares at September 30, 2021 and 33,013,271 at December 31, 2020	4	3
Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of September 30, 2021 and December 31, 2020, respectively	-	-
Series B Cumulative Convertible Preferred stock, 0.0001 par value; authorized: 240,861 shares authorized at September 30, 2021 and December 31, 2020; issued and outstanding; 0 and 240,861 shares issued and outstanding at September 30, 2021 and December 31, 2020	-	-
Treasury stock, 19,361 and 0 shares as of September 30, 2021 and December 31, 2020, respectively	(319)	-
Additional paid-in capital	169,944	68,238
Accumulated other comprehensive income	6	-
Accumulated deficit	(62,882)	(43,050)
Total stockholders’ equity	106,753	25,191
Total liabilities and stockholders’ equity	$132,648	$40,402

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REKOR SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2021	2020	2021	2020
Revenue	$2,615	$2,126	$11,105	$6,399
Cost of revenue, excluding depreciation and amortization	1,402	979	4,705	2,745

Operating expenses:
General and administrative expenses	6,813	2,676	16,094	7,518
Selling and marketing expenses	1,125	560	3,044	1,356
Research and development expenses	2,000	781	4,741	2,143
Depreciation and amortization	930	497	2,169	1,386
Operating expenses	10,868	4,514	26,048	12,403

Loss from operations	(9,655)	(3,367)	(19,648)	(8,749)
Other income (expense):
Loss on extinguishment of debt	-	(3,081)	-	(3,281)
Interest expense	(21)	(218)	(72)	(2,468)
Gain on the sale of business	-	-	-	3,631
Other income	66	6	103	27
Total other income (expense)	45	(3,293)	31	(2,091)
Loss before income taxes	(9,610)	(6,660)	(19,617)	(10,840)
Income tax provision	(3)	(7)	(10)	(20)
Equity in loss of investee	-	-	(150)	-
Net loss from continuing operations	(9,613)	(6,667)	(19,777)	(10,860)
Net loss from discontinued operations	-	(2)	(4)	(215)
Net loss	(9,613)	(6,669)	(19,781)	(11,075)
Comprehensive loss:
Net loss from continuing operations	(9,613)	(6,667)	(19,777)	(10,860)
Change in unrealized gain on short-term investments	3	-	6	-
Total comprehensive loss from continuing operations	(9,610)	(6,667)	(19,771)	(10,860)
Total comprehensive loss	$(9,610)	$(6,669)	$(19,775)	$(11,075)
Loss per common share from continuing operations - basic and diluted	(0.23)	(0.26)	(0.52)	(0.52)
Loss per common share discontinued operations - basic and diluted	0.00	(0.00)	(0.00)	(0.01)
Loss per common share - basic and diluted	$(0.23)	$(0.26)	$(0.52)	$(0.53)

Weighted average shares outstanding
Basic and diluted	41,938,863	26,907,069	38,357,167	22,781,807

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